TM

June 2, 2023 Exhibit 10.1

Heidi Henson

Re: Retention Bonus Agreement

Dear Heidi:

Pardes Biosciences, Inc., a Delaware corporation (the “Company”) greatly appreciates your many contributions to the Company. To encourage your continued commitment, the Company is offering you the opportunity to receive a retention bonus, which is supplemental to the severance benefits available under the Company’s Executive Severance Plan (the “Severance Plan”), pursuant to the terms and conditions described in this letter agreement (the “Agreement”).

1.
Defined Terms. For purposes of this Agreement:

“Retention Date” means the closing date of a Strategic Transaction; provided that if a Strategic Transaction is a complete dissolution or liquidation of the Company, then the Retention Date shall mean the date that is 60 days following written instruction by the Company’s Board of Directors to management to plan for and effectuate such dissolution or liquidation.

“Strategic Transaction” means any transaction that would constitute (i) a “Sale Event” as defined in the Company’s 2021 Stock Option and Incentive Plan, or (ii) a complete dissolution or liquidation of the Company.

2.
Retention Bonus.

(a) If you remain actively employed in good standing with the Company through (and you do not provide any notice of your resignation prior to) the Retention Date, then the Company shall pay you a one-time retention bonus in the amount of $100,000, subject to applicable taxes and withholdings (the “Retention Bonus”), in a lump sum within 15 days following the Retention Date.

(b) Notwithstanding the foregoing:

(i) if your employment is terminated due to your death prior to the Retention Date and a Strategic Transaction is consummated on or prior to December 31, 2023, the Company shall pay your estate a prorated portion of the Retention Bonus within 15 days following the consummation of the Strategic Transaction, with such proration based on the number of days you were employed in good standing with the Company following the date hereof, divided by the number of days between the date hereof and the consummation of the Strategic Transaction; and

(ii) if your employment is terminated without Cause (as defined in the Severance Plan) prior to the Retention Date and a Strategic Transaction is consummated on or prior to December 31, 2023, the Company shall pay you the Retention Bonus, subject to the same terms and conditions required to receive any severance benefits you would be entitled to receive in

2173 Salk Avenue | Suite 250, PMB #052 | Carlsbad | CA 92008

Heidi Henson
6/2/2023

connection with such termination of employment under the Severance Plan, within sixty (60) days following your satisfaction of such terms and conditions or, if later, within 15 days following the Retention Date.

(c) The Retention Bonus shall not be payable if a Strategic Transaction is not consummated.

3.
No Impact on Other Benefits. The value of the Retention Bonus is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit.
4.
Preservation of At-Will Employment. Nothing in this Agreement changes the at-will nature of your employment with the Company. Either you or the Company may terminate your employment at any time. Upon any such termination, you would continue to be entitled to the benefits provided under the Severance Plan, subject to the terms and conditions set forth therein.
5.
Integration. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any prior or contemporaneous communications, understandings or agreements with respect to the Retention Bonus. For the avoidance of doubt, nothing herein affects any of your rights under the Severance Plan or your restrictive covenants or other ongoing obligations to the Company, each of which remain in full effect. Your eligibility for the Retention Bonus serves as additional consideration for your ongoing services to the Company through the consummation of the Strategic Transaction. In entering into this Agreement, you agree that you are not relying on any promises or representations of the Company (including any the Company employee, officer, or other agent) with respect to the Retention Bonus except as are expressly set forth herein.
6.
Governing Law; Jurisdiction; Amendment and Waiver. This letter shall be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction and venue of the federal and state courts located in California in connection with any dispute relating to this letter and waive any right to a jury in connection with any such dispute. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chair of the Compensation Committee of the Board of Directors.
7.
409A. It is intended that the compensation provided under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) or qualify for an exemption to Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

2173 Salk Avenue | Suite 250, PMB #052 | Carlsbad | CA 92008

Heidi Henson
6/2/2023

8.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
9.
Assignment. The Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. You may not assign this Agreement.
10.
Deadline for Return. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement (DocuSign is acceptable) so that it is received by me no later than 7 days after the date of this Agreement.

The Company hopes that this letter encourages your continued effective commitment to the Company.

Sincerely,

/s/ Thomas G. Wiggans

Thomas G. Wiggans

Chief Executive Officer

Pardes Biosciences, Inc.

Accepted and Agreed:

/s/ Heidi Henson

________________________

Heidi Henson

Date: June 2, 2023

2173 Salk Avenue | Suite 250, PMB #052 | Carlsbad | CA 92008